Exhibit 99-1

                               PRESSRELEASE
Area Bancshares Corporation  230 Frederica Street  Owensboro KY 42301
                 (502) 688-7750  Fax:  (502) 686-1519



For Immediate Release
Date:  May 1, 1997


Area Bancshares Corporation to Merge with Cardinal Bancshares, Inc.

Owensboro, Kentucky-

           Area  Bancshares  Corporation (Nasdaq-NMS:  AREA)  and
Cardinal Bancshares, Inc. (Nasdaq-NMS: CARD) announced jointly today that they have signed a definitive agreement that provides for the combination of Cardinal and Area.

           Under  the terms of the agreement, Area will  exchange
2.7391 shares of its common stock for each share of Cardinal common stock. Based on Area's closing price of $22.00 per share on April 30, 1997, and Cardinal's total outstanding shares and options, the transaction would be valued at approximately $109 million and represent an exchange value of $60.26 for each share of Cardinal common stock. The purchase price would be 1.88 times Cardinal's March 31, 1997, book value. The combination, which will be accounted for as a pooling of interests, is expected to be consummated during the fourth quarter of 1997, pending Area and Cardinal shareholder approval, regulatory approval, and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

           Cardinal is a Lexington, Kentucky, based bank holding company with subsidiary financial institutions located in Lexington, Louisville, Somerset, Springfield, and Harlan, Kentucky. As of March 31, 1997, Cardinal had total assets of $628,088,000, deposits of $545,291,000, and stockholder's equity of $51,083,000. Cardinal reported net income of $1,615,000 for the first three months of 1997, with an annualized return on assets of 1.03% and a return on stockholder's equity of 12.65%. Cardinal's common stock is traded in the NASDAQ national market system under the symbol CARD.

           Area is an Owensboro, Kentucky, based bank holding company with subsidiary financial institutions located in Owensboro, Hopkinsville, Bowling Green, Russelville, Glasgow, and Calhoun, Kentucky. Area also owns and operates a consumer loan company. As of March 31, 1997, Area had total assets of $1,146,376,000, deposits of $835,664,000, and stockholder's equity of $124,752,000. Area reported net income of $3,605,000 for the first three months of 1997, with an annualized return on assets of 1.33% and a return on stockholder's equity of 11.82%. Area's common stock is also traded in the NASDAQ national market system under the symbol AREA.

           Thomas R. Brumley, President and Chief Executive Officer of Area, expressed his delight with the agreement. "I am thrilled at the prospect of working with the people at Cardinal, who share our philosophy and vision of serving the customers and communities of Kentucky. This transaction substantially expands the merged companies' presence in Kentucky, allowing each of our banks to be a larger, stronger player in the communities they serve. We look forward to the creation of new relationships, and will continue to build upon relationships with our shareholders, employees and customers throughout the state."

           John S. Penn, President and Chief Executive Officer of Cardinal, commented "The merged new company will have a fortress-like balance sheet and thus the ability to meet the coming challenges of the financial services industry. The merger will create a statewide franchise, which will be better able to serve our customers and shareholders as we enter the next century."






               For Additional Information contact:

                 At Area Bancshares Corporation
Timothy O. Shelburne, Senior Vice President and General Counsel  502/688-7750

                  At Cardinal Bancshares, Inc.
       Jack H. Brown, Chief Financial Officer 606/255-8300